EXHIBIT 99.1

August 14, 2013

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable First Quarter

MIDLAND, TX – 8/14/13 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $16,131 for the quarter ending June 30, 2013, the Company’s first quarter of fiscal 2014, compared to a net loss of $63,217 for the same quarter of fiscal 2013.

Operating revenues in the first quarter of fiscal 2014 were $996,525, an increase of 59% from $627,121 for the first quarter of fiscal 2013.

The average sales price for the quarter ending June 30, 2013 was $7.23 per Mcfe compared to $5.22 per Mcfe for the quarter ending June 30, 2012, an increase of 39%.  Oil and gas production increased 33% and 7%, respectively, during the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013.

Nicholas C. Taylor, Chairman and CEO of Mexco Energy Corporation, said, “Horizontal drilling and increased prices together with favorable acquisitions have contributed to much improved revenues and earnings.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2013	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$105,774	$166,406
Accounts receivable:
Oil and gas sales	643,368	538,971
Trade	19,618	16,370
Prepaid costs and expenses	57,895	19,281
Total current assets	826,655	741,028

Property and equipment, at cost
Oil and gas properties, using the full cost method	34,657,164	34,309,328
Other	93,257	92,326
Accumulated depreciation, depletion and amortization	(17,618,724)	(17,323,692)
Property and equipment, net	17,131,697	17,077,962

Derivative instruments – long term	6,167	-
Other noncurrent assets	6,974	116,454
	$17,971,493	$17,935,444

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$364,637	$431,848
Derivative instruments	27,224	-
Total current liabilities	391,861	431,848

Long-term debt	2,950,000	2,950,000
Asset retirement obligations	777,127	763,412
Deferred income tax liabilities	860,017	853,199
Total liabilities	4,979,005	4,998,459

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,102,866 shares issued and 2,036,866 shares outstanding as of June 30, 2013 and March 31, 2013	1,051,433	1,051,433
Additional paid-in capital	6,800,463	6,761,091
Retained earnings	5,481,584	5,465,453
Treasury stock, at cost (66,000 shares)	(340,992)	(340,992)
Total stockholders' equity	12,992,488	12,936,985
Total liabilities and stockholders’ equity	$17,971,493	$17,935,444

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30,
(Unaudited)

	2013	2012

Operating revenues:
Oil and gas	$984,269	$623,870
Other	12,256	3,251
Total operating revenues	996,525	627,121

Operating expenses:
Production	308,636	215,850
Accretion of asset retirement obligations	10,917	9,538
Depreciation, depletion and amortization	295,033	231,536
General and administrative	311,470	292,269
Total operating expenses	926,056	749,193

Operating profit (loss)	70,469	(122,072)

Other income (expense):
Interest income	2	130
Interest expense	(20,130)	(10,859)
Loss on derivative instruments	(27,392)	-
Net other expense	(47,520)	(10,729)

Earnings (loss) before provision for income taxes	22,949	(132,801)

Income tax expense (benefit):
Current	-	-
Deferred	6,818	(69,584)
	6,818	(69,584)

Net income (loss)	$16,131	$(63,217)

Earnings (loss) per common share:
Basic	$0.01	$(0.03)
Diluted	$0.01	$(0.03)

Weighted average common shares outstanding:
Basic	2,036,866	2,035,949
Diluted	2,038,491	2,035,949